                                                                      EXHIBIT 99
                                                           FOR IMMEDIATE RELEASE
                                                                  MARCH 20, 1998

Contact:
John W. Manzetti
Executive Vice President and
Chief Financial Officer
Carnegie Group, Inc.
(412) 642-6900


                Carnegie Group Announces Strategic Acquisition of
                                  Advantage kbs

(PITTSBURGH) March 20, 1998 - Carnegie Group, Inc. (Nasdaq: CGIX), a leading provider of customer interaction solutions, today announced it has acquired all the outstanding stock of Advantage kbs, Inc. Advantage kbs provides problem resolution software and professional services for automating customer support. This will extend Carnegie Group's customer interaction software suite and integration services. As a wholly-owned subsidiary of Carnegie Group, Advantage kbs will continue to market software products and services to call center customer support and service markets in North America.

 "The acquisition provides greater depth to our customer interaction and call center strategy," stated Carnegie Group president and CEO, Dennis Yablonsky. "The IQSupport Application Suite offered by Advantage kbs provides a new product foothold for us in the call center and help desk areas and opens up new account penetration opportunities in the mid-tier call center market. Additionally, Advantage kbs's consulting services will broaden our service offerings in terms of business consulting. When these attributes are coupled with Carnegie Group's advanced software development and technical consulting assets, the acquisition presents our customers and prospects with a powerful complement of products and services to better meet their needs."

"Joining forces with Carnegie Group is really an extension of our existing strategy," explained DeJean Melancon, president of Advantage kbs. "It is a natural fit because we are committed to the call center and help desk markets with our technology and services. With Carnegie Group, we will be able to strengthen our IQSupport Application Suite products while significantly enhancing our service offerings."

Under terms of the transaction, which will be treated as a purchase, Carnegie Group will acquire the stock of Advantage kbs for a purchase price of $5.0 million, plus an additional contingent payment of up to a maximum of $2.5 million, which is dependent on revenue and earnings of Advantage kbs for the year ending December 31, 1998. Carnegie Group anticipates it will write off a significant portion of the purchase price as "in process research and development" in the first quarter of 1998.

The acquisition brings Carnegie Group's total number of employees to 300. Headquartered in Edison, New Jersey, Advantage kbs provides presence for Carnegie Group in the Northeastern region of the U.S., adding to its locations in Arlington, Virginia; Atlanta, Georgia; Denver, Colorado; Fairview Heights, Illinois; Oakland, California; and Pittsburgh, Pennsylvania headquarters.

This press release contains forward-looking statements with respect to business strategy, financial results and other matters. Such statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties which could materially affect future results, such as the results of financial review of prior years and the current quarter, the effect of competition and the timing and nature of procurement decisions made by clients. For a more detailed discussion of risk factors affecting the Company, please refer to the risk factors set forth in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

About Carnegie Group

Carnegie Group provides business and technical consulting, custom software development, and systems integration services to improve clients' productivity and market position. Carnegie Group focuses on two robust market niches in the information technology professional services market: customer interaction; and logistics, planning and scheduling. Within these areas, the Company targets its services to clients in the financial services, government, manufacturing and telecommunications industries.

Carnegie Group's competitive edge is to leverage reusable software templates and a proven development methodology to accelerate the development of custom software solutions. Equally critical to Carnegie Group's formula for success is the flexibility to integrate these new solutions into a broad range of existing computing environments. As a result, Carnegie Group's solutions deliver new capabilities while revitalizing and leveraging clients' existing technology investments.

Major customers include BellSouth Telecommunications, Inc., Caterpillar, Inc., First USA Bank, Gulf States Steel, Inc., Highmark Blue Cross Blue Shield, IBM Printing Systems Company, Philips Medical Systems, Reuters America Inc., the United States Army Research Laboratory, the United States Transportation Command, and U S West Communications, Inc.

         Visit Carnegie Group via the World Wide Web http://www.cgi.com

About Advantage kbs:

         Advantage kbs provides problem resolution software and support applications which increase the problem solving capabilities of customer support representatives and end-users alike. Advantage kbs' IQSupport Application Suite provides robust problem resolution capabilities for both self-help and call center automation. The IQSupport Application Suite includes IQSupport(TM) Pro, IQWeb(TM), IQWeb(TM) Pro, IQAdvisor(TM) and The Knowledge Editor. Recently, the company's IQWeb Pro product, a JAVA-based tool for searching knowledge bases in support applications, was recognized by Call Center magazine as a product of the year for 1997.

         Visit Advantage kbs via the World Wide Web http://www.akbs.com